Filed Pursuant to Rule 424(b)(3)
Registration No. 333-215071
Registration No. 333-186786

PROSPECTUS

IES Holdings, Inc.

12,400,301 Shares of Common Stock

This prospectus relates to an aggregate 12,400,301 shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights, of IES Holdings, Inc. that may be resold from time to time by the selling stockholders named on page 10 of this prospectus, or any donee, pledgee, assignee, transferee or other successor-in-interest to any such selling stockholder, for their own account. These shares are being registered pursuant to a registration rights agreement with the selling stockholders. Pursuant to the registration rights agreement, we have agreed to bear all expenses of the registration of the shares offered hereby, including reasonable fees and expenses of counsel to the selling stockholders, but not including any underwriting fees, discounts or commissions. We will not receive any proceeds from the sale of shares offered by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution.”

The selling stockholders may sell the shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of commissions, discounts or concessions. The selling stockholders may sell the shares at any time at market prices prevailing at the time of sale, at prices related to such market prices, at fixed prices or prices subject to change or at privately negotiated prices. This prospectus describes the general manner in which the shares may be offered and sold by the selling stockholders, including through ordinary brokerage transactions or by any other means described under “Plan of Distribution.” If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus. Before investing in our common stock, you should carefully read this prospectus, any applicable prospectus supplement, any information under the headings “Where You Can Find More Information” and “Incorporation by Reference” and our financial statements.

Our common stock is traded on The NASDAQ Global Market, or NASDAQ, under the symbol “IESC.” On August 7, 2018, the last reported sales price of our common stock was $19.75 per share.

Investing in our common stock involves risks. Please read “Risk Factors” beginning on page 8 of this prospectus, including the risk factors incorporated by reference in this prospectus as described in that section, before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated August 7, 2018

You should rely only on the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement or free writing prospectus that we or the selling stockholders may authorize to be delivered to you. Neither we nor the selling stockholders have authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should assume that the information appearing in this prospectus, any prospectus supplement, any free writing prospectus and any other document incorporated by reference is accurate only as of the date on the front cover of such document. Our business, financial condition, results of operations and prospects may have changed since the date of such documents. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, the selling stockholders may offer from time to time up to 12,400,301 shares of our common stock. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus or a free writing prospectus. Any prospectus supplement or free writing prospectus may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement or free writing prospectus, you should rely on the information provided in the prospectus supplement or free writing prospectus. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read carefully this prospectus, the related exhibits filed with the SEC and any prospectus supplement or free writing prospectus, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

The rules of the SEC allow us to incorporate by reference certain information into this prospectus and any prospectus supplement. Any information incorporated by reference is considered to be a part of this prospectus and any applicable prospectus supplement. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. For a complete list of the documents incorporated by reference into this prospectus, see “Incorporation by Reference.”

Before investing in any of our securities, you should carefully consider the risks and uncertainties described under the heading “Risk Factors” in this prospectus and those included in our reports filed with the SEC, which are incorporated by reference in this prospectus, or otherwise included in any applicable prospectus supplement or free writing prospectus. You are urged to carefully read this prospectus and any applicable prospectus supplement or free writing prospectus relating to the shares of common stock offered to you, together with the information and documents described under the headings “Incorporation by Reference” and “Where You Can Find More Information” of this prospectus and the information and documents incorporated by reference in any applicable prospectus supplement.

References in this prospectus to “IES,” “Company,” “we,” “our,” “ours,” “us,” or like terms refer to IES Holdings, Inc. and its subsidiaries unless the context otherwise requires. References in this prospectus to the “selling stockholders” refer to Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C., Tontine Management, L.L.C., Tontine Capital Overseas GP, L.L.C., Tontine Capital Overseas Master Fund II, L.P., Tontine Associates, L.L.C., Tontine Asset Associates, L.L.C. and Jeffrey L. Gendell.

WHERE YOU CAN FIND MORE INFORMATION

We file or furnish annual, quarterly, current and other reports, proxy statements and other information with the SEC. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of these materials can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates or from the SEC’s web site on the Internet at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

We make our periodic and other information filed or furnished with the SEC available, free of charge, through our website located at www.ies-co.com as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents we incorporate by reference herein contain certain statements that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to:

•	the ability of our controlling stockholder to take action not aligned with other stockholders;

•

the sale or disposition of the shares of our common stock held by our controlling stockholder, which, under certain circumstances, would trigger change of control provisions in our severance plan or financing and surety arrangements, or any other substantial sale of our common stock, which could depress our stock price;

•	the possibility that certain tax benefits of our net operating losses may be restricted or reduced in a change in ownership or a further change in the federal tax rate;

•	the potential recognition of valuation allowances or further write-downs on deferred tax assets;

•

the inability to carry out plans and strategies as expected, including our inability to identify and complete acquisitions that meet our investment criteria in furtherance of our corporate strategy, or the subsequent underperformance of those acquisitions;

•	limitations on the availability of sufficient credit or cash flow to fund our working capital needs and capital expenditures and debt service;

•

difficulty in fulfilling the covenant terms of our revolving credit facility, including liquidity, EBITDA and other financial requirements, which could result in a default and acceleration of our indebtedness under our revolving credit facility;

•

the possibility that we issue additional shares of common stock or convertible securities that will dilute the percentage ownership interest of existing stockholders and may dilute the book value per share of our common stock;

•	the relatively low trading volume of our common stock, which could depress our stock price;

•	competition in the industries in which we operate, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects;

•	future capital expenditures and refurbishment, repair and upgrade costs; and delays in and costs of refurbishment, repair and upgrade projects;

•	a general reduction in the demand for our services;

•	our ability to enter into, and the terms of, future contracts;

•	success in transferring, renewing and obtaining electrical and other licenses;

•	challenges integrating new businesses into the Company or new types of work, products or processes into our segments;

•

credit and capital market conditions, including changes in interest rates that affect the cost of construction financing and mortgages, and the inability for some of our customers to retain sufficient financing, which could lead to project delays or cancellations;

•	backlog that may not be realized or may not result in profits;

•	the possibility of errors when estimating revenue and progress to date on percentage-of-completion contracts;

•	uncertainties inherent in estimating future operating results, including revenues, operating income or cash flow;

•	complications associated with the incorporation of new accounting, control and operating procedures;

•	closures or sales of facilities resulting in significant future charges, including potential warranty losses or other unexpected liabilities, or a significant disruption of our operations;

•	an increased cost of surety bonds affecting margins on work and the potential for our surety providers to refuse bonding or require additional collateral at their discretion;

•	fluctuations in operating activity due to downturns in levels of construction, seasonality and differing regional economic conditions;

•	our ability to successfully manage projects;

•	inaccurate estimates used when entering into fixed-priced contracts;

•	the cost and availability of qualified labor and the ability to maintain positive labor relations;

•	our ability to pass along increases in the cost of commodities used in our business, in particular, copper, aluminum, steel, fuel and certain plastics;

•	a change in the mix of our customers, contracts or business;

•	increases in bad debt expense and days sales outstanding due to liquidity problems faced by our customers;

•	the recognition of potential goodwill, long-lived assets and other investment impairments;

•	potential supply chain disruptions due to credit or liquidity problems faced by our suppliers;

•	accidents resulting from the physical hazards associated with our work and the potential for accidents;

•	the possibility that our current insurance coverage may not be adequate or that we may not be able to obtain a policy at acceptable rates;

•	the possibility that our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur;

•	disagreements with taxing authorities with regard to tax positions we have adopted;

•	the recognition of tax benefits related to uncertain tax positions;

•	the effect of litigation, claims and contingencies, including warranty losses, damages or other latent defect claims in excess of our existing reserves and accruals;

•	growth in latent defect litigation in states where we provide residential electrical work for home builders not otherwise covered by insurance;

•	interruptions to our information systems and cyber security or data breaches;

•	liabilities under laws and regulations protecting the environment; and

•	loss of key personnel and effective transition of new management.

All readers are cautioned that the forward-looking statements contained in this prospectus are not guarantees of future performance, and our expectations may not be realized or the forward-looking events and circumstances may not occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors set forth above, under the heading “Risk Factors” in this prospectus, in our periodic filings with the SEC, including those factors described in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are incorporated by reference into this prospectus, or those factors otherwise included in any applicable prospectus supplement. The forward-looking statements in this prospectus speak only as of the date of this prospectus. We disclaim any obligation to update these forward-looking statements unless required by securities law, and we caution you not to unduly rely on them.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding information deemed to be furnished and not filed with the SEC, prior to termination of the offerings under this prospectus:

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Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed with the SEC on December 8, 2017, including the portions of the Proxy Statement on Schedule 14A filed with the SEC on December 28, 2017 that are incorporated by reference into such Annual Report on Form 10-K;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2017, March 31, 2018 and June 30, 2018 filed with the SEC on February 6, 2018, May 4, 2018 and August 3, 2018, respectively;

•	Current Reports on Form 8-K filed with the SEC on February 8, 2018 and July 23, 2018; and

•

the descriptions of our common stock and the preferred share purchase rights that trade with our common stock set forth in our registration statements pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

IES Holdings, Inc.

5433 Westheimer Road, Suite 500

Houston, Texas 77056

(713) 860-1500

ABOUT IES HOLDINGS, INC.

IES Holdings, Inc. is a holding company that owns and manages operating subsidiaries in business activities across a variety of end markets. Our operations are currently organized into four principal business segments, based upon the nature of our current services:

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Commercial & Industrial – Provider of electrical and mechanical design, construction, and maintenance services to the commercial and industrial markets in various regional markets and nationwide in certain areas of expertise, such as the power infrastructure market.

•	Communications – Nationwide provider of technology infrastructure products and services to large corporations and independent businesses.

•	Infrastructure Solutions – Provider of electro-mechanical solutions for industrial operations.

•	Residential – Regional provider of electrical installation services for single-family housing and multi-family apartment complexes.

Our businesses are managed in a decentralized manner. While sharing common goals and values, each of the Company’s segments manages its own day-to-day operations. Our corporate office is focused on significant capital allocation decisions, investment activities and selection of segment leadership, as well as strategic and operational improvement initiatives and the establishment and monitoring of risk management practices within our segments.

IES Holdings, Inc. is a Delaware corporation established in 1997 and headquartered in Houston, Texas with an executive office in Greenwich, Connecticut. In May 2016, we amended our charter to change our name from Integrated Electrical Services, Inc. to IES Holdings, Inc. to better reflect our holding company strategy.

RISK FACTORS

An investment in our common stock involves risk. Before you invest in our common stock you should carefully consider the risk factors below and included in our Annual Report on Form 10-K for the year ended September 30, 2017 and our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act, as well as any prospectus supplement. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. For more information, see the section titled “Where You Can Find More Information” beginning on page 2 of this prospectus. If any of the risks discussed in the foregoing documents or below were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected, and you could lose all or part of your investment.

Risk Related to the Offering

Sales by the selling stockholders of the shares of common stock covered by this prospectus could adversely affect the trading price of our common stock and our ability to raise capital by offering equity securities.

We have registered for resale an aggregate 12,400,301 shares of common stock owned by the selling stockholders. These shares represent approximately 59% of our outstanding shares, as of July 31, 2018, of common stock. Subject to certain exceptions, we are obligated to keep this prospectus current so that these shares can be sold in the public market at any time. The resale of all or a substantial portion of these shares in the public market, or the perception that such sales might occur, could cause the market price of our common stock to decline and may make it more difficult for us to raise capital by selling our equity securities in the future at a time and upon terms that we deem appropriate. We cannot predict whether such future sales of our common stock by the selling stockholders, or the perception that such sales might occur, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

USE OF PROCEEDS

The shares of common stock to be offered and sold pursuant to this prospectus will be offered and sold by the selling stockholders, and any proceeds from the sale of such shares will be received by the selling stockholders. We will not receive any proceeds from the sale of such shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth information regarding the selling stockholders and the shares that may be offered and sold from time to time by them pursuant to this prospectus. The information set forth below is based on written representations provided to us by the selling stockholders. The selling stockholders named below are referred to in this prospectus as the “selling stockholders.”

The selling stockholders may offer from time to time some, all or none of their shares pursuant to this prospectus. Since the selling stockholders are not obligated to sell, transfer or otherwise dispose of their shares, and because the selling stockholders may acquire our publicly-traded common stock, we cannot estimate how many shares each selling stockholder will actually own after this offering. The table below assumes that the selling stockholders will sell all of the shares of common stock covered by this prospectus and will not acquire any additional shares on the open market or otherwise.

At July 31, 2018, Tontine Associates, L.L.C., together with its affiliates (collectively, “Tontine”), controlled approximately 59% of our outstanding shares of common stock. Accordingly, Tontine has the ability to exercise significant control of our affairs, including the election of directors and any action requiring the approval of stockholders, including the approval of any potential merger or sale of all or substantially all assets or divisions of the Company, or the Company itself.

The shares of common stock that may be offered and sold by the selling stockholders pursuant to this prospectus were acquired by Tontine in a series of public and private transactions. The shares of common stock owned by the selling stockholders are being registered for resale pursuant to a Registration Rights Agreement, dated May 12, 2006 (as amended, the “Registration Rights Agreement”), by and between the Company, Tontine and Southpoint Master Fund, L.P. (“Southpoint”). The Registration Rights Agreement was amended by that certain First Amendment to Registration Rights Agreement, dated September 11, 2007, by and among the Company and Tontine, following Tontine’s acquisition of Southpoint’s registrable shares, which transaction was exempt from the registration requirements of the Securities Act.

The Registration Rights Agreement requires the Company to file a “shelf” registration statement upon the written request of the holders of at least 10% of the registrable securities (as defined in the Registration Rights Agreement) and to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC within 120 days of such request. At any time that a shelf registration statement is not effective, the holders of at least 10% of the registrable securities may require that the Company effect a registration of such securities (a “Demand Registration”); provided, however, that the Company will not be required to effect more than two Demand Registrations unless the Company is eligible to effect such registrations on Form S-3, in which event there are no limitations on the number of Demand Registrations that may be requested. In the event that the Company proposes to file a registration statement on its own behalf or on behalf of its security holders for the general registration of securities, the holders of registrable securities will have an opportunity to have their registrable securities included in such registration statement.

We are a party to a sublease agreement with Tontine Associates, L.L.C. for corporate office space in Greenwich, Connecticut. The sublease extends through April 2019, with monthly payments due in the amount of approximately $8,000. The lease has terms at market rates, and payments by the Company are at a rate consistent with that paid by Tontine Associates, L.L.C. to its landlord.

Jeffrey L. Gendell, the founder and managing member of Tontine, has served as a member of the Board of Directors of the Company and as non-executive Chairman of the Board since November 2016. He is also the brother of David B. Gendell, who has served as a member of the Board of Directors of the Company since February 2012 and as Interim Director of Operations of the Company since November 2017, and who previously served as non-executive Vice Chairman of the Board from November 2016 to November 2017 and as non-executive Chairman of the Board from January 2015 to November 2016. David B. Gendell was an employee of Tontine from 2004 until December 31, 2017.

Based on written representations received from the selling stockholders, to our knowledge, none of the selling stockholders are, nor are they affiliates of, broker-dealers admitted to membership in the Financial Industry Regulatory Authority (“FINRA”). In addition, to our knowledge, each of the selling stockholders acquired its shares of common stock in the ordinary course of its business, and at the time of acquisition, none of the selling stockholders had any direct or indirect agreements or understandings with any person to distribute its shares. We have determined beneficial ownership in accordance with the rules of the SEC.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to this Offering			Number of Shares to be Offered(11)	Number of Shares Beneficially Owned After this Offering(11)
	Number		Percent(10)		Number	Percent
Tontine Capital Partners, L.P.(1)	5,642,723		26.6%	5,642,723	—	—
Tontine Management, L.L.C.(2)	1,410,162		6.7%	1,410,162	—	—
Tontine Associates, L.L.C.(3)	642,057		3.0%	642,057	—	—
Tontine Capital Overseas Master Fund II, L.P.(4)	2,569,418		12.1%	2,569,418	—	—
Tontine Capital Management, L.L.C.(5)	1,910,529		9.0%	1,910,529	—	—
Tontine Asset Associates, L.L.C.(6)	96,891		0.5%	96,891	—	—
Tontine Capital Overseas GP, L.L.C.(7)	47,284		0.2%	47,284	—	—
Jeffrey L. Gendell	87,474	(8)	0.4%	81,237	6,237	—
TOTAL(9)	12,406,538		58.5%	12,400,301	6,237	—

(1)

Tontine Capital Management, L.L.C. (“TCM”), the general partner of Tontine Capital Partners, L.P. (“TCP”), has the power to direct the affairs of TCP, including the exercise of voting and dispositive power with respect to the shares. Mr. Jeffrey Gendell is the Managing Member of TCM and, in that capacity, directs its operations.

(2)	Mr. Jeffrey Gendell is the Managing Member of Tontine Management, L.L.C. (“TM”) and, in that capacity, directs its operations.
(3)	Mr. Jeffrey Gendell is the Managing Member of Tontine Associates, L.L.C. (“TA”) and, in that capacity, directs its operations.
(4)

Tontine Asset Associates, L.L.C. (“TAA”), the general partner of Tontine Capital Overseas Master Fund II, L.P. (“TCP2”), has the power to direct the affairs of TCP2, including the exercise of voting and dispositive power with respect to the shares. Mr. Jeffrey Gendell is the Managing Member of TAA and, in that capacity, directs its operations.

(5)	Excludes the 5,642,723 shares held directly by TCP with respect to which TCM and TCP are deemed to have shared voting and dispositive power.
(6)	Excludes the 2,569,418 shares held directly by TCP2 with respect to which TAA and TCP2 are deemed to have shared voting and dispositive power.
(7)	Mr. Jeffrey Gendell is the Managing Member of Tontine Capital Overseas GP, L.L.C. (“TCO”) and, in that capacity, directs its operations.
(8)

Mr. Jeffrey Gendell has sole voting and dispositive power over 81,237 shares of common stock, including 33,119 shares held directly by Mr. Gendell and 48,118 shares held for the benefit of his children. In addition, Mr. Gendell beneficially owns 6,237 phantom stock units that convert to shares of common stock when he leaves the Board of Directors for any reason. The common stock issuable upon conversion of the phantom stock units is not offered hereby.

(9)

Mr. Jeffrey Gendell is the Managing Member of TCM, TM, TA, TAA and TCO and, in his capacity as Managing Member of TCM and TAA, also directs the operations of TCP and TCP2, respectively. As such, he is deemed to have shared voting and dispositive power of all of the shares of common stock owned by TCP, TM, TA, TCP2, TCM, TAA and TCO. All the shares of common stock reported above may be deemed to be beneficially owned by him. Mr. Jeffrey Gendell disclaims beneficial ownership of the common stock reported above for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended, or otherwise, except as to securities directly owned by him or to the extent of his pro rata interest in, and interest in the profits of, each of the entities named above.

(10)	Calculated as a percentage of 21,205,536 shares of common stock of the Company outstanding as of July 31, 2018.
(11)

Assumes that the selling stockholders sell all of the shares of common stock covered by this prospectus and do not acquire or dispose of any additional shares of common stock on the open market, or otherwise.

DESCRIPTION OF CAPITAL STOCK

General

The Company’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of July 31, 2018, 21,205,536 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

The following summary of the terms and provisions of our common stock and preferred stock does not purport to be complete and is qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment thereto and the Certificate of Designations of Series A Junior Participating Preferred Stock, our Amended and Restated Bylaws and our Tax Benefit Protection Plan Agreement, each of which is incorporated by reference into the registration statement that includes this prospectus. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware.

Common Stock and Restricted Common Stock

The holders of common stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Our common stockholders are not entitled to vote cumulatively for the election of directors. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Subject to the rights of any then-outstanding shares of preferred stock, holders of common stock are entitled to participate in dividends declared in the discretion of the Board of Directors out of funds legally available therefor. We have never paid cash dividends on our common stock, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination as to the payment of dividends will be made at the discretion of the Board of Directors and will depend upon our operating results, financial condition, capital requirements, general business conditions and other factors that the Board of Directors deems relevant. We are also restricted under our revolving credit facility from paying cash dividends.

Holders of common stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Holders of common stock have no preemptive rights to purchase shares of the Company’s stock. Shares of common stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of common stock are fully paid and non-assessable.

Each outstanding share of common stock includes one preferred stock purchase right issued under our Tax Benefit Protection Plan Agreement, as described below.

The common stock is listed on the NASDAQ under the symbol “IESC.”

Preferred Stock

The preferred stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of our Second Amended and Restated Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the Board of Directors’ authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock we issue may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Series A Junior Participating Preferred Stock

On November 8, 2016, the Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of our common stock. The dividend was payable to the stockholders of record as of the close of business on November 18, 2016 (the “Record Date”). The following summary of the Rights does not purport to be complete and is qualified in its entirety by reference to that certain Tax Benefit Protection Plan Agreement, dated as of November 8, 2016 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent. The Board of Directors adopted the Rights Agreement in an effort to protect stockholder value by attempting to protect against a possible limitation on the Company’s ability to use its net operating loss carryforwards (the “NOLs”) to reduce potential future federal income tax obligations.

The Rights

Subject to the terms, provisions and conditions of the Rights Agreement, each Right represents a right to purchase one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $0.01 per share (“Preferred Stock”), at a price of $79.30 (as the same may be adjusted, the “Purchase Price”). The Preferred Stock may be issued in fractions of a share which, upon exercise of the Rights, would entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Preferred Stock.

Until a Right is exercised, the holder thereof, in their capacity as a Rights holder, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Distribution Date; Acquiring Persons, Transfer of Rights

Initially, the Rights will be attached to all common stock certificates (or book entry shares) representing the shares outstanding on the Record Date, and no separate right certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the common stock and a “Distribution Date” will occur upon the earlier of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 4.95% or more of the outstanding shares of common stock (the “Stock Acquisition Date”) and (ii) ten (10) business days following the commencement of, or the first public announcement of a person’s intention to commence, a tender offer or exchange offer that would result in a person or group beneficially owning 4.95% or more of the outstanding shares of common stock. The definition of Acquiring Person excludes any Exempt Person (as defined below) and any person who would become an Acquiring Person solely as a result of an Exempt Transaction (as defined below).

Until the Distribution Date, (i) the Rights will be evidenced by the common stock certificates (or book entry shares in respect of the common stock) and will be transferred with and only with such common stock certificates (or book entry shares in respect of the common stock), (ii) new common stock certificates (or book entry shares in respect of the common stock) after the Record Date will contain a notation incorporating the Rights Agreement by reference and, with respect to any uncertificated book entry shares issued after the Record Date, proper notice will be provided that incorporates the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for common stock (or book entry shares of common stock) outstanding will also constitute the transfer of the Rights associated with the common stock represented by such certificate or book entry shares.

As soon as practicable after the Distribution Date, right certificates will be mailed to holders of record of the common stock as of the close of business on the Distribution Date. Thereafter, the separate right certificates alone will represent the Rights. Except as otherwise determined by the Board, only shares of common stock issued prior to the Distribution Date will be issued with Rights.

Exempt Persons

The following persons are “Exempt Persons” as defined under the Rights Agreement:

(i) Any person who, together with its affiliates and associates, is the beneficial owner of common stock, options and/or warrants exercisable for shares of common stock representing 4.95% or more of the shares of common stock outstanding on November 8, 2016 will be an “Exempt Person.” However, any such person will no longer be treated as an Exempt Person and will be deemed an Acquiring Person if such person, together with its affiliates and associates, thereafter becomes the beneficial owner of securities representing a percentage of the outstanding common stock that exceeds by one-half of one percent (0.5%) or more the lowest percentage of common stock beneficially owned by such person at any time since November 8, 2016, excluding increases in percentage ownership of common stock attributable to any (x) grant or adjustment of an equity compensation award to such person by the Company or (y) repurchase or redemption of common stock by the Company.

(ii) In addition, any person who, together with its affiliates and associates, becomes the beneficial owner of common stock, options and/or warrants exercisable for shares of common stock representing 4.95% or more of the shares of common stock then outstanding because of a reduction in the number of outstanding shares of common stock as the result of a purchase of common stock by the Company or any of its subsidiaries will also be an “Exempt Person.” However, any such person will no longer be treated as an Exempt Person and will be deemed an Acquiring Person if such person, together with its affiliates and associates, thereafter becomes the beneficial owner, of securities representing a percentage of the outstanding common stock that exceeds by one-half of one percent (0.5%) or more the lowest percentage of the outstanding common stock beneficially owned by such person at any time since such person first beneficially owned 4.95% or more of the common stock, excluding increases in percentage ownership of common stock attributable to any (x) grant or adjustment of an equity compensation award to such person by the Company or (y) repurchase or redemption of shares of common stock by the Company.

(iii) In addition, any person who, together with its affiliates and associates, is the beneficial owner of common stock, options and/or warrants exercisable for shares of common stock representing 4.95% or more of the outstanding common stock, and whose beneficial ownership is determined by the Board, in its sole discretion, (x) not to jeopardize or endanger the unrestricted availability to the Company of its tax benefits or (y) to be in the best interests of the Company, will be an “Exempt Person.” However, any such person shall no longer be treated as an Exempt Person and will be deemed an Acquiring Person if (A) such person, together with its affiliates and associates, thereafter becomes the beneficial owner of a percentage of common stock that exceeds by one-half of one percent (0.5%) or more the lowest percentage of common stock beneficially owned by such person at any time since such person first beneficially owned 4.95% or more of the common stock, excluding increases in beneficial ownership of common stock attributable to any (I) grant or adjustment of an equity compensation award to such person by the Company or (II) repurchase or redemption of common stock by the Company, or (B) the Board, in its sole discretion, determines that such person’s Beneficial Ownership (together with its affiliates and associates) may jeopardize or endanger the unrestricted availability to the Company of its tax benefits or not be in the best interests of the Company.

A purchaser, assignee or transferee of shares of common stock (or options or warrants exercisable for common stock) from an Exempt Person will not thereby become an Exempt Person, except that a transferee who receives common stock as a bequest or inheritance from the estate of an Exempt Person shall be an Exempt Person so long as such transferee continues to be the beneficial owner of 4.95% or more of the then outstanding shares of common stock.

Exempt Transactions

The following transactions shall be “Exempt Transactions” under the Rights Agreement: any transaction that the Board determines, in its sole discretion, is exempt from the Rights Agreement, which determination shall be made in the sole and absolute discretion of the Board prior to the date of such transaction, including, without limitation, if the Board determines that (i) neither the beneficial ownership of shares of common stock by any person, directly or indirectly, as a result of such transaction nor any other aspect of such transaction would jeopardize or endanger the unrestricted availability to the Company of the Company’s tax benefits or (ii) such transaction is otherwise in the best interests of the Company. In granting an exemption for an “Exempt Transaction,” the Board may require any person who would otherwise be an Acquiring Person to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings will result in such consequences and subject the person to such conditions as the Board may determine in its sole discretion, including that any such violation shall result in such person becoming an Acquiring Person.

Exercisability; Expiration

The Rights are not exercisable until the Distribution Date and will expire on the earliest of (i) the close of business on December 31, 2021, (ii) the repeal of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and any successor statute or any other change of law if, as a result of such change of law, the Board determines that the Rights Agreement is no longer necessary or desirable for the preservation of certain tax benefits, and (iii) the beginning of the first taxable year of the Company to which the Board determines that certain tax benefits may not be carried forward.

If an Acquiring Person becomes the beneficial owner of 4.95% or more of the outstanding shares of common stock, each holder of a Right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of the Company), having a value equal to two times the exercise price of the Right. The exercise price is the Purchase Price times the number of shares of common stock associated with each Right (initially, one). Notwithstanding any of the foregoing, following the occurrence of an Acquiring Person becoming such (a “Flip-In Event”), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of a Flip-In Event until such time as the Rights are no longer redeemable by the Company as set forth below.

For example, at an exercise price of $85.00 per Right, each Right distributed in respect of shares of common stock not owned by an Acquiring Person (or by certain related parties) following a Flip-In Event would entitle its holder to purchase $170.00 worth of common stock (or other consideration, as noted above) for $85.00. If the common stock at the time of exercise had a market value per share of $10.00 per share, the holder of each valid Right would be entitled to purchase 17 shares of common stock for $85.00.

Until a Right is exercised, the holder thereof, in their capacity as a Rights holder, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for common stock (or other consideration) of the Company as set forth above or in the event the Rights are redeemed.

Anti-Dilution Provisions

The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the then-current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

Exchange

At any time after the Stock Acquisition Date, the Board may exchange the Rights (other than Rights owned by an Acquiring Person), in whole or in part, at an exchange ratio equal to one (1) share of common stock per Right (subject to adjustment).

Redemption

At any time until ten (10) days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right. Immediately upon action by the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.

Amendments

Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable.

Statutory Business Combination Provision

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an “interested stockholder” for a period of three years from the date that such person became an interested stockholder unless: (1) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder, (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans) or (3) on or after such time the business combination is approved by the Board of Directors and authorized at a meeting of stockholders by at least two- thirds of the outstanding voting stock that is not owned by the interested stockholder. Under Section 203, an

“interested stockholder” is defined as any person who is the owner of 15% or more of the outstanding voting stock of the corporation or an affiliate or associate of the corporation and who became the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

A corporation may, at its option, exclude itself from the coverage of Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage. We have not adopted such an amendment to our Second Amended and Restated Certificate of Incorporation, as amended, or our Amended and Restated Bylaws. As of July 31, 2018, Tontine was the controlling stockholder of our common stock. However, as the transaction which resulted in Tontine becoming an “interested stockholder” was approved by the Board, Tontine is exempt from application of Section 203.

Limitation on Directors’ Liability

Pursuant to our Second Amended and Restated Certificate of Incorporation, as amended, and Delaware law, our directors are not liable to the Company or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. We have entered into indemnification agreements with certain of our directors and executive officers that indemnify those persons to the fullest extent permitted by our Second Amended and Restated Certificate of Incorporation, as amended, our Amended and Restated Bylaws and the Delaware General Corporation Law. We also have obtained directors’ and officers’ liability insurance. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our Second Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Supermajority Voting. Our Second Amended and Restated Certificate of Incorporation, as amended, requires the approval of the holders of at least 75% of the then-outstanding shares of our capital stock entitled to vote thereon and the approval of the holders of at least 75% of the then-outstanding shares of each class of stock voting separately as a class on, among other things, certain amendments to our Second Amended and Restated Certificate of Incorporation, as amended. Our Board of Directors may amend, alter, change or repeal our Amended and Restated Bylaws, or adopt new Bylaws by the affirmative vote of a majority of the Board of Directors at any meeting and without the assent or vote of the stockholders. The Amended and Restated Bylaws may also be altered, amended or repealed, or new Bylaws may be adopted, upon the affirmative vote of holders of at least a majority of the shares of common stock entitled to vote thereon.

Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of July 31, 2018, 21,205,536 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the Board of Directors in one or more transactions. In this regard, our Second Amended and Restated Certificate of Incorporation, as amended, grants our Board of Directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to our

Board of Directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may also have the effect of delaying, deferring or preventing a change in control of the Company. Our Board of Directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Special Meeting of Stockholders. Our Amended and Restated Bylaws provide that special meetings of our stockholders may only be called by (1) the Chairman of the Board of Directors upon the written request of the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors or (2) upon the receipt of the written request of the holders of at least 25% of the outstanding shares of our common stock.

Stockholder Action by Written Consent. Our Second Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws generally provide that any action required or permitted by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any written consent of the stockholders.

Notice Procedures. Our Amended and Restated Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as director and amendments to our Second Amended and Restated Certificate of Incorporation, as amended, or Amended and Restated Bylaws to be brought before annual meetings of our stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to our Secretary prior to the annual meeting. Generally, to be timely, notice must be received at our principal executive offices not less than 80 days prior to an annual meeting (or if fewer than 90 days’ notice or prior public disclosure of the date of the annual meeting is given or made by the Company, not later than the tenth day following the date on which the notice of the date of the annual meeting was mailed or such public disclosure was made). The notice must contain certain information specified in the Amended and Restated Bylaws, including a brief description of the business desired to be brought before the annual meeting and certain information concerning the stockholder submitting the proposal.

Rights Agreement

On November 8, 2016, the Board of Directors adopted the Rights Agreement in an effort to protect stockholder value by attempting to protect against a possible limitation on the Company’s ability to use NOLs to reduce potential future federal income tax obligations. The Company has experienced and may experience in the future substantial operating losses, and under the Code and rules promulgated by the Internal Revenue Service, the Company may “carry forward” these losses in certain circumstances to effect any current and future earnings and thus reduce the Company’s federal income tax liability, subject to certain requirements and restrictions. To the extent that the NOLs do not otherwise become limited, the Company believes that it will be able to carry forward a significant amount of NOLs, and therefore these NOLs could be a substantial asset to the Company. However, if the Company experiences an “ownership change,” as defined in Section 382 of the Code, its ability to use the NOLs will be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could therefore significantly impair the value of that asset.

The Rights Agreement is designed to deter an acquisition of the Company’s common stock in excess of a threshold amount that could trigger a “change of control” within the meaning of Section 382 of the Code. The Rights Agreement is designed to effectively dilute the ownership of any Acquiring Person through the offering of rights to the Company’s other stockholders that could be exercised upon the Acquiring Person’s acquisition of the Company’s common stock in excess of the threshold amount. There can be no assurance that the Rights Agreement will be effective in deterring a change of control or protecting the NOLs. For additional information on the rights and the Rights Agreement, see “— Series A Junior Participating Preferred Stock” above.

Anti-Takeover Effects. While intended to reduce the risk of an “ownership change” within the meaning of Section 382 of the Code, and thereby preserve the current ability of the Company to utilize its NOLs, the Rights could have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who becomes an Acquiring Person on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the Board, since the Board may exempt such merger or business combination as an Exempt Transaction under the Rights Agreement. In addition, the Rights may be redeemed by the Company, at a price of $0.001 per Right, at any time until ten (10) days following the Stock Acquisition Date.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of such shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the shares of common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of such common stock will be the purchase price of the common stock less any discounts and commissions. The selling stockholders reserve the right to accept and, together with their agents, to reject, any proposed purchases of common stock to be made directly or through agents.

The common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholders and their successors, which includes their donees, pledgees, assignees or transferees or their successors-in interest; or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or the purchasers of the common stock. These discounts, commissions or concessions may be in excess of those customary in the types of transactions involved.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. Any affiliate of a selling stockholder that is a registered broker-dealer may be deemed to be an underwriter. As a result, any profits on the sale of the common stock by such selling stockholders and any discounts, commissions or concessions received by it may be deemed to be underwriting discounts and commissions under the Securities Act. Affiliates of selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to such prevailing market prices, varying prices determined at the time of sale, negotiated prices or any other method permitted by law. These sales may be effected in one or more transactions, including:

•	in the over-the-counter market or on the NASDAQ or any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•	in negotiated transactions;

•	in underwritten offerings;

•	through distributions to equity security holders, partners or other security holders of the selling stockholders;

•

through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	through any combination of the foregoing; or

•	through any other method permitted by law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the common stock in the course of hedging their positions;

•	sell the common stock short and deliver the common stock to close out short positions;

•	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker- dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To the extent required in connection with a transaction, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new selling stockholders, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

There can be no assurance that any selling stockholder will sell any or all of its common stock pursuant to this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than pursuant to this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market- making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We will pay all expenses of the registration of the shares pursuant to the Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholders will pay all underwriting discounts and commissions, if any. Pursuant to the Registration Rights Agreement, we will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act. Pursuant to the Registration Rights Agreement, we may be indemnified by the selling stockholders against certain liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Hunton Andrews Kurth LLP, Houston, Texas. Any underwriter will be advised about other issues relating to any offering by its own legal counsel. If such counsel to underwriters passes on legal matters in connection with an offering of securities made by this prospectus and a related prospectus supplement, that counsel will be named in the applicable prospectus supplement related to such offering.

EXPERTS

The consolidated financial statements of IES Holdings, Inc. appearing in IES Holdings, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2017 and the effectiveness of IES Holdings, Inc.’s internal control over financial reporting as of September 30, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements audited by Ernst & Young LLP are incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

IES Holdings, Inc.

12,400,301 Shares of Common Stock

Prospectus

August 7, 2018